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                                                                EXHIBIT - 10.14


                         CONSULTING SERVICES AGREEMENT

     THIS CONSULTING SERVICES AGREEMENT ("AGREEMENT") is made effective
January 2, 1997, by and between TELEHUB COMMUNICATIONS CORPORATION, a Nevada corporation ("TELEHUB"), whose address is 2033 North Main Street, Suite 340, Walnut Creek, California 94596, and INTERNATIONAL TELECOMMUNICATIONS CONSULTING, INC., a Cayman corporation, whose address is Box 268, Georgetown, Cayman Islands, British West Indies ("CONSULTANT").

     WHEREAS, TeleHub desires to engage Consultant to provide consulting services to TeleHub and Consultant wishes to provide such services to TeleHub all upon the various terms and conditions as hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants of the parties contained herein, THE PARTIES AGREE AS FOLLOWS:

  1. Consulting.

     1.1 Consultant shall provide consulting services to TeleHub, its subsidiaries and affiliate corporations as may be directed, in writing, by the board of directors of TeleHub (the "BOARD") or the president of TeleHub.

     1.2 TeleHub shall not request Consultant to render services within the United States during the term of this Agreement and shall limit the hours of consultation requested to 75 hours, including travel time, in any given month.

     1.3 Consultant represents and warrants that William W. Becker will remain the President and Chief Executive Officer of Consultant as long as William W. Becker is alive.

  2. Consulting Fee.

     2.1 TeleHub will compensate Consultant, free of tax withholding of any kind or amount for Consultant's services in a net amount equal to $175,000.00 annually ("CONSULTING FEE") for the duration of this Agreement. TeleHub shall pay the Consulting Fee in equal monthly installments of $14,583.33, on the last day of each month.

     2.2 In the event that TeleHub fails to make a payment when due, Consultant shall notify TeleHub, and TeleHub shall have 10 business days from date of receipt of notice to pay the overdue amounts. If TeleHub fails to pay the overdue amount within that cure period, TeleHub shall pay interest in the amount of 1.5% per month on the past due amount.

     2.3 As between TeleHub and Consultant, Consultant shall be responsible for any and all taxes, including, but not limited to, interest, fines, or penalties due to any taxing authority ("TAXES"). In the event that TeleHub is required to pay any amounts for any Taxes with respect to



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actual or constructive payments to Consultant, at TeleHub's discretion, either
(i) TeleHub may offset the amount of such Taxes against future payments to Consultant under this or any other agreement, or (ii) Consultant shall promptly reimburse TeleHub for the amount of such Taxes upon TeleHub's request. In the event that Consultant is required to pay any Taxes, Consultant will not seek, nor will Consultant be entitled to any form of, reimbursement for such Taxes from TeleHub. Neither party shall enter into any arrangement with any tax authority to provide information about the other party, unless ordered to do so by a court or other regulatory body having jurisdiction.

         2.4 No other consulting fees will be paid to Consultant, other than those amounts set forth in this Section 2.

     3. Expenses. TeleHub shall further reimburse Consultant for reasonable expenses incurred in the travel of Consultant's employees for the purposes of providing consultation services, all as specifically requested and pre-approved in writing by TeleHub and upon receipt of an itemized expense report.

     4. Duration. The term of this Agreement ("TERM") shall commence on January 1, 1997, and continue through February 28, 2002. TeleHub may not cancel this Agreement prior to the earlier of: (i) February 28, 2002; or (ii) the death of the Consultant's president and chief executive officer.

     5. Effect of Termination. All payments of any unaccrued installments of Consulting Fees will cease upon the earlier of (i) the death of the president and chief executive officer of Consultant, or (ii) the end of the Term.

     6. Confidentiality. The relationship between TeleHub and Consultant is one of confidence and trust. Consultant agrees that the provisions of this Section are fair and reasonable because, as a result of its consulting relationship with TeleHub ("CONSULTANCY"), Consultant will have access to proprietary TeleHub information and that such information is a highly-valued asset of TeleHub.

         6.1 Confidential Information. The term "CONFIDENTIAL INFORMATION" means all information relating to TeleHub, its subsidiaries and affiliate corporations, and its customers and suppliers considered by TeleHub to be confidential, including, but not limited to:

             6.1.1. TeleHub's plans, products, processes and personnel;

             6.1.2. the nature of TeleHub's services and any area where such services are performed or planned to be performed;

             6.1.3. research, development, manufacturing, purchasing, and engineering;

             6.1.4. markets, marketing strategies, customer lists and prospect lists;

             6.1.5. merchandising, selling, pricing, tariffs or contractual terms,

             6.1.6. inventions, discoveries, concepts and ideas, whether patentable or not, processes, methods, formulas, and techniques, trade secrets, related improvements and knowledge;

             6.1.7. financial and accounting information;



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             6.1.8. TeleHub's technology, expertise or business; and

             6.1.9. any component of Confidential Information or anything derived from Confidential Information.

TeleHub's determination that specific information constitutes Confidential Information shall be binding, except for information already in the public domain other than by Consultant's act and except for information which is no longer a trade secret as defined by the Uniform Trade Secrets Act.

     6.2. Non-disclosure. Consultant agrees that it shall at no time, whether during the Consultancy or at any time thereafter, disclose or use any Confidential Information for any purpose other than the conduct of TeleHub's business. Upon the breach of this covenant by Consultant, TeleHub shall be entitled without notice to obtain relief pursuant to Section 11 below.

     6.3. Notice to Consultant. Consultant will immediately notify TeleHub if Consultant learns that Confidential Information has been disclosed or is about to be disclosed, whether by Consultant's acts, acts of third parties, law, regulation or court order. Consultant will cooperate with TeleHub's efforts to prevent or limit disclosure of Confidential Information.

     6.4. Ownership. Any Confidential Information that is directly originated, developed or perfected to any degree by Consultant during the Consultancy shall be and remain the sole property of TeleHub and shall be deemed trade secrets of TeleHub. To the extent that any Confidential Information constitutes an original work of authorship by Consultant which is protectable by copyright, Consultant acknowledges that such work is a "work for hire" as defined by the U.S. Copyright Act (17 U.S.C. Section 101 et seq.).

     6.5. Assignment. Consultant hereby assigns TeleHub all of its intellectual property rights (including copyrights, patents, and trademarks) that may exist due to its direct involvement with TeleHub.

     6.6. Return of Confidential Information. Upon termination of the Consultancy or upon request by the Board at any time, Consultant or his legal representative shall deliver to TeleHub all original and duplicates and/or copies of all documents, records, notebooks, computer records or media, and similar materials containing Confidential Information then in his possession.

     6.7. Further Assurances. Consultant agrees to execute such separate and further confidentiality agreements embodying and enlarging upon the provisions of this Section as TeleHub may reasonably request.

  7. Non-solicitation.

     7.1. Consultant shall not directly or indirectly:


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             7.1.1. induce any employee of TeleHub to leave the employ of
                    TeleHub;

             7.1.2. interfere with the relationship between TeleHub and any employee;

             7.1.3. hire any TeleHub employee to work for any organization of which Consultant is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest;

             7.1.4. solicit or service any actual or prospective supplier, client, customer of TeleHub who was solicited or serviced during the Consultancy by or on behalf of TeleHub; or

             7.1.5. interfere or attempt to interfere with any transaction involving TeleHub;

until the expiration of the Covenant Period as defined in subsection 7.2. below.

     7.2. Covenant Period. The covenants contained in this Section shall continue until one year after the later of:

             7.2.1. termination of the Consultancy;

             7.2.2. TeleHub receives revenue from wholesale long distance services;

             7.2.3. TeleHub receives revenue from Open Access Mediation
                    Services; or

             7.2.4. TeleHub becomes subject to the reporting requirements of sections 12 or 15(d) of the federal Securities Exchange Act of 1934.

(the "COVENANT PERIOD"). Subsections 7.2.2, 7.2.3, and 7.2.4 do not apply if they have not occurred within one year after termination of the consultancy.

  8. Relationships of Parties.

     8.1 Both TeleHub and Consultant agree that Consultant will act as an independent contractor in the performance of its duties under this Agreement. Under this Agreement, Consultant is not a legal representative of TeleHub for any purpose other than acting as Consultant, and is not granted, by the terms or execution of this Agreement, any right or authority to assume or create any responsibility on behalf of, or in the name of, TeleHub, or to bind TeleHub in any manner whatsoever.

     8.2 Consultant retains the right to exercise full control of and supervision over the performance of Consultant's obligations, and full control over the employment, direction, compensation and discharge of all of its employees assisting in the performance of such obligations. Consultant shall be responsible for Consultant's own acts and those of Consultant's employees, representatives, agents, and assigns during the performance of Consultant's obligations under this Agreement.

  9. Notices. Any notice or other communication required or permitted hereunder shall be delivered by hand, courier, or registered or certified mail, return receipt requested, airmail postage prepaid, addressed to the president of the receiving party at the respective address as set forth above



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(or at such other address as either party shall designate to the other in writing for such purpose), and shall be effective upon delivery if delivered by hand or courier, or three days after the date of mailing if delivered by mail.

   10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior express written consent of the other party.

   11. Injunctive Relief. Upon a material breach or threatened material breach by Consultant of any of the provisions of Sections 6 or 7 of this Agreement, TeleHub shall be entitled to an injunction restraining Consultant from such breach, together with any other relief or remedy available, for such breach or threatened breach, including the recovery of damages. Nothing herein shall be construed as prohibiting TeleHub from pursuing any other remedies for such breach or threatened breach. If TeleHub takes legal action to enforce the provisions of this Agreement or to enjoin Consultant from violating this Agreement, the prevailing party, as part of its damages, shall be entitled to recover its legal fees and expenses incurred in such action from the losing party.

   12. Governing Law and Venue. This Agreement shall be governed by, and shall be construed and regulated in accordance with the laws of the State of California. Any action to enforce this Agreement shall be brought in any court of competent jurisdiction located in or having jurisdiction over Walnut Creek, California.

   13. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

   14. Waivers. A waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, or other, breach.

   15. Amendments. No provision of this Agreement shall be altered, amended, revoked or waived, except by an instrument in writing, signed by TeleHub and Consultant.

   16. Paragraph Headings. The paragraph headings used in this Agreement are solely for the convenience of the parties and in no way restrict or limit the provisions contained therein.

   17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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   18. Entire Agreements. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements, or representations by or between the parties, whether written or oral.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer effective as of the day and year first above written.


TeleHub:                       TELEHUB COMMUNICATIONS CORPORATION,
                                   a Nevada corporation

                               By: /s/ Donald H. Sledge
                                   -------------------------------------------
                                   Donald H. Sledge, Chief Executive Officer


Consultant:                    INTERNATIONAL TELECOMMUNICATIONS
                               CONSULTING, INC.,
                                   a Cayman Islands corporation

                               By: /s/ William W. Becker
                                   -------------------------------------------
                                   William W. Becker, President






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